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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Equity Investment Life Holding Company

        We consent to the incorporation by reference in the Registration Statements (No. 333-157846, No. 333-149854, No. 333-148681, and No. 333-123862) on Form S-3 and the Registration Statement (No. 333-127001) on Form S-8 of American Equity Investment Life Holding Company and subsidiaries (the Company) of our report dated March 9, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of American Equity Investment Life Holding Company.

        Our report dated March 9, 2010, contains an explanatory paragraph that states the Company changed its method of evaluating other-than-temporary impairments of debt securities as of January 1, 2009 due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board (FASB), the Company changed its method of accounting for convertible debt instruments as of January 1, 2009 due to the retrospective adoption of new accounting requirements issued by the FASB, and the Company changed its method of measuring fair value as of January 1, 2008 due to the adoption of new accounting requirements issued by the FASB.

                      /s/ KPMG LLP

Des Moines, Iowa
March 9, 2010

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  Exhibit 23.1